Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Zion Oil & Gas, Inc.

We consent to the use of our report dated March 20, 2024, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, with respect to the Zion Oil & Gas, Inc. financial statements for the years ended December 31, 2023 and 2022 incorporated by reference in this Registration Statement.

We also consent to the reference to us under the heading "Experts" in the registration statement.

/s/ RBSM, LLP

Las Vegas, Nevada

November 27, 2024